Exhibit 99.1

Castle Biosciences Reports First Quarter 2022 Results

Q1 2022 revenue increased 18% over Q1 2021 to $26.9 million
Q1 2022 adjusted revenue increased 50% over Q1 2021 to $26.3 million
Delivered 8,627 total test reports in Q1 2022, an increase of 68% compared to Q1 2021
DecisionDx-Melanoma test report volume increased 48% over Q1 2021
Conference call and webcast today at 4:30 p.m. ET

FRIENDSWOOD, Texas- May 9, 2022--Castle Biosciences, Inc. (Nasdaq: CSTL), a company improving health through innovative tests that guide patient care, today announced its financial results for the first quarter ended March 31, 2022.
“We saw significant progress and execution on our growth initiatives in the first quarter, with record test report volume,” said Derek Maetzold, president and chief executive officer of Castle Biosciences. “We remain laser-focused on the execution of our three operational growth pillars — our strong core dermatology business, pipeline initiatives and strategic opportunities — and are pleased with our results.
“In 2021, we made commercial investments, including a significant sales team expansion, in our proprietary skin cancer test business to further our position of strength in 2022 and beyond. We believe these investments, coupled with the demonstrated utility of our tests, are the drivers behind the nearly 70% increase in total test volume during the first quarter.
“We reported initial proof of concept data on our sample collection method for our pipeline test for inflammatory skin diseases, and we remain on track to launch this test in 2025, which would add an additional $1.9 billion to our estimated U.S. total addressable market (TAM), if successful.
“We are encouraged with the initial progress on our gastroenterology franchise and TissueCypher® Barrett’s Esophagus (BE) test. We successfully hired and trained our commercial team for this test, who were in the field in February 2022, and received new Advanced Diagnostic Laboratory Test (ADLT) status from the Centers for Medicare & Medicaid Services (CMS) in March 2022. Further, the recent acquisition of AltheaDx and the IDgenetix® pharmacogenomic test (PGx), in alignment with our M&A strategy to diversify our portfolio and create near- and long-term revenue growth opportunity, adds approximately $5.0 billion to our estimated U.S. TAM. IDgenetix now has expanded Medicare coverage, from depression only to seven additional mental health conditions. We are entering the remainder of 2022 with an estimated in-market U.S. TAM of just under $8 billion, for all our franchises combined.

“We believe our progress is only possible through the dedication of our Castle team, who allows us to execute at a high level, further our impact on patient care and position ourselves for continued value creation.”
First Quarter Ended March 31, 2022, Financial and Operational Highlights
•Revenues were $26.9 million, an 18% increase compared to $22.8 million during the same period in 2021. Included in revenue for the current year was $0.6 million related to tests delivered in prior periods. Revenue for the same quarter last year included $5.3 million related to tests delivered in prior periods.
•Adjusted revenues, which exclude the effects of revenue adjustments related to tests delivered in prior periods, were $26.3 million, an 50% increase, compared to $17.5 million for the same period in 2021.
•Delivered 8,627 total test reports in the first quarter of 2022, an increase of 68% compared to 5,142 in the same period of 2021:
◦DecisionDx®-Melanoma test reports delivered in the quarter were 6,023, compared to 4,060 in the first quarter of 2021, an increase of 48%.
◦DecisionDx®-SCC test reports delivered in the quarter were 1,142, compared to 527 in the first quarter of 2021, an increase of 117%.

◦myPath® Melanoma and DecisionDx® DiffDx®-Melanoma (Castle’s comprehensive diagnostic offering) aggregate test reports delivered in the quarter were 950, compared to 218 in the first quarter of 2021, an increase of 336%.
◦DecisionDx®-UM test reports delivered in the quarter were 456, compared to 337 in the first quarter of 2021, an increase of 35%.
◦TissueCypher® Barrett’s Esophagus test reports delivered in the quarter were 56.
•Gross margin for the quarter ended March 31, 2022, was 72%, and adjusted gross margin was 77%.
•Operating cash flow was $(21.4) million, compared to $(3.6) million for the same period in 2021, and adjusted operating cash flow was $(21.4) million, compared to $(5.5) million for the same period in 2021.
•Net loss for the first quarter, inclusive of non-cash stock-based compensation expense of $8.4 million, was $(24.6) million, compared to $(4.3) million for the same period in 2021.
•Adjusted EBITDA for the first quarter was $(11.4) million, compared to $0.9 million for the same period in 2021.

Cash and Cash Equivalents
As of March 31, 2022, the Company’s cash and cash equivalents totaled $309 million.

2022 Revenue Guidance
•Castle Biosciences is increasing its previously issued guidance for anticipated total revenue in 2022. The Company now anticipates generating $118-123 million in total revenue in 2022, compared to the previously provided guidance of $115-120 million. This includes expected revenue from the TissueCypher Barrett’s Esophagus test, acquired in December 2021, and the IDgenetix pharmacogenomics test for mental health conditions, acquired in April 2022.

First Quarter and Recent Accomplishments and Highlights
Dermatology
•In April, the Company announced new real-world data from its ongoing collaborative study with the National Cancer Institute (NCI).This new data showed that patients who received DecisionDx-Melanoma test results in addition to traditional clinicopathologic factors, as part of their clinical care, had improved survival compared to patients who were not tested (that is, their clinician could only rely upon available traditional clinicopathologic factors), with a 27% (hazard ratio (HR)=0.73, p=0.028) and 21% (HR=0.79, p=0.006) MSS (melanoma-specific survival) and OS (overall survival) survival benefit compared to matched patients who were not tested, respectively. The data was shared in a poster presentation at the 18th European Association of Dermato-Oncology (EADO) Congress. See the Company’s news release from April 21, 2022, for more information.
•Castle’s U.S. Federal Supply Schedule (FSS) contract with the Veterans Health Administration (VHA) was expanded to include coverage for the Company’s entire skin cancer test portfolio, effective April 15, 2022. Castle’s expanded U.S. FSS contract now includes DecisionDx-SCC, DecisionDx DiffDx-Melanoma, myPath Melanoma and DecisionDx®-CMSeq, in addition to DecisionDx®-Melanoma. Castle was awarded its first U.S. FSS contract in August 2021 for DecisionDx®-Melanoma. See the Company’s news release from April 29, 2022, for more information.
•In April, the Company gave a poster presentation highlighting data and concluding that its non-invasive skin scraping technique produces sufficient ribonucleic acid (RNA) to assess reproducible gene expression for its inflammatory skin disease pipeline test. The poster was presented at the 4th Annual Revolutionizing Atopic Dermatitis Conference. The Company expects to launch this pipeline test by the end of 2025. See the Company’s news release from April 18, 2022, for more information.
•In March, the Company announced new data further demonstrating the performance of DecisionDx-Melanoma and i31-SLNB to provide improved risk prediction of sentinel lymph node (SLN) positivity, compared to using T-stage factors alone, in patients with cutaneous melanoma. In the study, the DecisionDx-Melanoma test outperformed T-stage in identifying patients with low-risk tumors who could forgo SLN biopsy, with an Area Under the Curve of 0.89 versus 0.78 for T-stage in patients with T1-T2 tumors, indicating that DecisionDx-Melanoma provides improved predictions compared to those of the T-stage system. See the Company’s news release from March 11, 2022, for more information.
Uveal Melanoma

•In January, the Company announced the publication of a study in Ocular Oncology and Pathology demonstrating that the combined application of DecisionDx-UM, DecisionDx®-PRAME and DecisionDx®-UMSeq allows for highly accurate analysis of RNA and DNA from a single biopsy sample for patients with uveal melanoma (UM). DecisionDx-UMSeq is Castle’s 7-gene test that uses next-generation sequencing to identify somatic mutations relevant to UM. This information, together with results from the DecisionDx-UM gene expression profile test, is designed to help build a comprehensive genomic profile of an individual UM tumor from a single biopsy, which can then be used to inform patient care. See the Company’s news release from Jan. 12, 2022, for more information.
Gastroenterology
•In March, the Company announced that CMS granted ADLT status for the TissueCypher Barrett’s Esophagus test, effective March 24, 2022. TissueCypher is Castle’s prognostic test designed to predict future development of high-grade dysplasia and/or esophageal cancer in patients with BE. ADLT status requires that a clinical diagnostic laboratory test provide new clinical diagnostic information that cannot be obtained from any other test or combination of tests, among other criteria.1 The announcement of ADLT status for TissueCypher confirms that the test meets these criteria established by CMS for laboratory tests under the Protecting Access to Medicare Act of 2014 (PAMA). See the Company’s news release from March 29, 2022, for more information.
•In April, the company announced an independent, peer-reviewed article published in Clinical Gastroenterology and Hepatology. The study reinforces the ability of TissueCypher to significantly improve predictions of progression to esophageal cancer in patients with BE, compared to predictions based on traditional clinicopathologic variables alone, allowing for more informed disease management decisions. See the Company’s news release from April 27, 2022, for more information.
Mental Health
•In April, the Company diversified and expanded its portfolio into the mental health market with the acquisition of AltheaDx and the IDgenetix PGx test for mental health conditions. IDgenetix has been reimbursed by Medicare for depression since the fall of 2020, and in a randomized, controlled clinical-use trial demonstrated clinical utility over standard of care, when physicians used the test prior to prescribing a medication. The acquisition adds approximately $5.0 billion to the Company’s estimated U.S. TAM. See the Company’s news release from April 26, 2022, for more information.
•In May, the Company announced a collaboration with Camille Schrier, Miss America 2020, as part of Mental Health Awareness Month, to promote the potential of genetic testing and the IDgenetix test to help improve treatment for mental health conditions. See the Company’s news release from May 6, 2022, for more information.
Conference Call and Webcast Details
Castle Biosciences will hold a conference call on Monday, May 9, 2022, at 4:30 p.m. Eastern time to discuss its first quarter 2022 results and provide a corporate update.

A live webcast of the conference call can be accessed here: or via the webcast link on the Investor Relations page of the Company’s website, https://ir.castlebiosciences.com/overview/default.aspx. Please access the webcast at least 10 minutes before the conference call start time. An archive of the webcast will be available on the Company’s website until May 30, 2022.

To access the live conference call via phone, please dial 844 200 6205 from the United States, or +1 929 526 1599 internationally, at least 10 minutes prior to the start of the call, using the conference ID 355837.

There will be a brief Question & Answer session following management commentary.

Use of Non-GAAP Financial Measures (UNAUDITED)
In this release, we use the metrics of Adjusted Revenue, Adjusted Gross Margin, Adjusted Operating Cash Flow and Adjusted EBITDA, which are non-GAAP financial measures and are not calculated in accordance with generally accepted accounting principles in the United States (GAAP). Adjusted Revenue and Adjusted Gross Margin reflect adjustments to net revenues to exclude changes in variable consideration related to test reports delivered in previous periods. Adjusted Gross Margin further excludes acquisition-related intangible asset amortization. Adjusted Operating Cash Flow excludes the effects of repayments to Medicare of COVID-19 government relief advancements to healthcare providers. Adjusted EBITDA excludes from net loss interest expense, depreciation and amortization expense, income tax expense, stock compensation expense, and change in fair value of contingent consideration.

We use Adjusted Revenue, Adjusted Gross Margin, Adjusted Operating Cash Flow and Adjusted EBTIDA internally because we believe these metrics provide useful supplemental information in assessing our revenue and cash flow performance reported in accordance with GAAP, respectively. We believe Adjusted Revenue and Adjusted Gross Margin are also useful to investors because they provide additional information on current-period performance by removing the effects of revenue adjustments related to tests delivered in previous periods and acquisition-related intangible asset amortization, which we believe may facilitate revenue and gross margin comparisons to historical periods. We believe Adjusted Operating Cash Flow is also useful to investors as a supplement to GAAP measures in the assessment of our cash flow performance by removing the effects of COVID-19 government relief payments, which we believe are not indicative of our ongoing operations. We believe Adjusted EBITDA may enhance an evaluation of our operating performance based on recent revenue generation and product/overhead cost control because it excludes the impact of prior decisions made about capital investment, financing and other expenses. However, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies, even when the same or similarly titled terms are used to identify such measures, limiting their usefulness for comparative purposes.

These non-GAAP financial measures are not meant to be considered in isolation or used as substitutes for net revenues, gross margin, net cash (used in) provided by operating activities or net loss reported in accordance with GAAP; should be considered in conjunction with our financial information presented on GAAP basis; have no standardized meaning prescribed by GAAP; and are not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future, there may be other items that we may exclude for purposes of these non-GAAP financial measures, and we may in the future cease to exclude items that we have historically excluded for purposes of these non-GAAP financial measures. Likewise, we may determine to modify the nature of adjustments to arrive at these non-GAAP financial measures. Because of the non-standardized definitions of non-GAAP financial measures, the non-GAAP financial measure as used by us in this press release and the accompanying reconciliation tables have limits in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. Accordingly, investors should not place undue reliance on non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the tables at the end of this release.

1Centers for Medicare & Medicaid Services: https://www.cms.gov/Medicare/Medicare-Fee-for-Service-Payment/ClinicalLabFeeSched/Downloads/Guidance-for-Laboratories-on-ADLTs.pdf

About Castle Biosciences

Castle Biosciences (Nasdaq: CSTL) is a leading diagnostics company improving health through innovative tests that guide patient care. The Company aims to transform disease management by keeping people first: patients, clinicians, employees and investors.

Castle’s current portfolio consists of tests for skin cancers, uveal melanoma, Barrett’s esophagus and mental health conditions. Additionally, the Company has active research and development programs for tests in other diseases with high clinical need, including its test in development to predict systemic therapy response in patients with moderate-to-severe psoriasis, atopic dermatitis and related conditions. To learn more, please visit www.CastleBiosciences.com and connect with us on LinkedIn, Facebook, Twitter and Instagram.

DecisionDx-Melanoma, DecisionDx-CMSeq, DecisionDx-SCC, myPath Melanoma, DecisionDx DiffDx-Melanoma, DecisionDx-UM, DecisionDx-PRAME, DecisionDx-UMSeq, TissueCypher and IDgenetix are trademarks of Castle Biosciences, Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. These forward-looking statements include, but are not limited to, statements concerning: the ability of our tests to provide valuable, clinically actionable information to clinicians and patients to guide and improve the management of a patient’s disease; our revenue outlook for the fiscal year ending December 31, 2022 and the expected contribution of AltheaDx to this revenue outlook; our estimated U.S. TAM; the impact of our commercial investments in 2021 contributing to our financial position in 2022 and increased test volume; our ability to launch our pipeline test for inflammatory skin diseases in 2025; the potential for a strong survival benefit or improved patient survival in patients whose melanoma management plans include personalized test results provided by DecisionDx-Melanoma; the ability of DecisionDx-Melanoma to help patients and clinicians in informing disease management and treatment plans that have the potential to improve patient survival; the ability of DecisionDx-Melanoma to aid in providing more risk-aligned treatment plans for improved patient outcomes; our contract with the VHA providing expanded access to our skin cancer tests for veterans and their families; the potential of the skin scraping technique discussed in this press release to obtain sufficient RNA for use in our pipeline GEP test; the potential for our pipeline GEP test to improve care for patients by using their unique biology to guide selection of an effective medication for their disease; our expectation of receiving initial validation and development data for our pipeline GEP test in 2023 and launching our pipeline GEP test by the end of 2025; the potential of personalized guidance for therapy selection and anticipated efficacy to improve patient health outcomes by assisting clinicians to select the best medication for their patients’ specific skin disease; the ability of DecisionDx-Melanoma to more accurately stratify risk for melanoma patients and guide risk-aligned discussions with patients regarding the SLNB procedure; the overall ability of DecisionDx-Melanoma to allow for more precise and personalized management of melanoma patients and improve patient selection for the SLNB surgical procedure; DecisionDx-UMSeq’s ability to identify somatic mutations relevant to UM; DecisionDx-UM’s ability to predict individual risk of metastasis; the potential of the TissueCypher® BE test to help prevent esophageal cancer by helping physicians and patients make more informed disease management decisions based on the unique biology of an individual patient’s esophageal biopsy; our estimated in-market U.S. TAM for IDgenetix following our acquisition of AltheaDx; the potential improvements in the care of patients suffering from mental health conditions through personalized, genetic-based treatment plans incorporating IDgenetix and PGx testing; our sales team’s ability to achieve optimal productivity; and our ability to integrate our recent acquisitions into our existing business and the ability of such acquisitions to complement our existing business. The words “anticipates,” “believes,” “estimates,” “expects,” “may,” “plans,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation, the effects of the COVID-19 pandemic on our business and our efforts to address its impact on our business, subsequent study results and findings may contradict earlier study results and findings, including with respect to the diagnostic and prognostic tests discussed in this press release, actual application of our tests may not provide the aforementioned benefits to patients, and the risks set forth under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2022, and in our other filings with the SEC. The forward-looking statements are applicable only as of the date on which they are made, and we do not assume any obligation to update any forward-looking statements, except as may be required by law.

The COVID-19 situation continues to evolve and brings along with it a high level of uncertainty surrounding potential future impacts. Therefore, trends in revenues and test report volumes are not necessarily indicative of the Company’s results of operations that can be expected for future interim periods or for the year ending December 31, 2022.

Investor and Media Contact:
Camilla Zuckero
VP, Investor Relations & Corporate Affairs
czuckero@castlebiosciences.com

CASTLE BIOSCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
NET REVENUES	$26,852	$22,813
OPERATING EXPENSES
Cost of sales (exclusive of amortization of acquired intangible assets)	5,944	3,028
Research and development	10,761	5,908
Selling, general and administrative	30,453	18,161
Amortization of acquired intangible assets	1,648	—
Change in fair value of contingent consideration	2,562	—
Total operating expenses	51,368	27,097
Operating loss	(24,516)	(4,284)
Interest income	30	4
Interest expense	(3)	—
Loss before income taxes	(24,489)	(4,280)
Income tax expense	134	—
Net loss and comprehensive loss	$(24,623)	$(4,280)

Loss per share, basic and diluted	$(0.97)	$(0.17)

Weighted-average shares outstanding, basic and diluted	25,424	24,912

Stock-Based Compensation Expense
Stock-based compensation expense is included in the condensed consolidated statements of operations and comprehensive loss as follows (in thousands):

	Three Months Ended March 31,
	2022	2021
Cost of sales (exclusive of amortization of acquired intangible assets)	$853	$510
Research and development	1,828	1,058
Selling, general and administrative	5,738	3,345
Total stock-based compensation expense	$8,419	$4,913

CASTLE BIOSCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2022	December 31, 2021
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$309,017	$329,633
Accounts receivable, net	19,910	17,282
Inventory	2,350	2,021
Prepaid expenses and other current assets	5,164	4,807
Total current assets	336,441	353,743
Long-term accounts receivable, net	1,406	1,308
Property and equipment, net	9,385	9,501
Operating lease assets	7,219	7,383
Intangible assets, net	87,275	88,922
Other assets – long-term	2,699	1,715
Total assets	$444,425	$462,572

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$3,314	$2,546
Accrued compensation	8,566	15,483
Contingent consideration	20,849	—
Operating lease liabilities	1,199	1,179
Other accrued and current liabilities	5,593	5,678
Total current liabilities	39,521	24,886
Noncurrent portion of contingent consideration	—	18,287
Noncurrent operating lease liabilities	6,711	6,900
Deferred tax liability	757	635
Other liabilities	100	124
Total liabilities	47,089	50,832
Stockholders’ Equity
Common stock	25	25
Additional paid-in capital	515,701	505,482
Accumulated deficit	(118,390)	(93,767)
Total stockholders’ equity	397,336	411,740
Total liabilities and stockholders’ equity	$444,425	$462,572

CASTLE BIOSCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2022	2021
OPERATING ACTIVITIES
Net loss	$(24,623)	$(4,280)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,151	233
Stock-based compensation expense	8,419	4,913
Change in fair value of contingent consideration	2,562	—
Deferred income taxes	123	—
Other	12	33
Change in operating assets and liabilities:
Accounts receivable	(2,725)	(1,558)
Prepaid expenses and other current assets	(357)	1,679
Inventory	(329)	(93)
Operating lease assets	222	231
Other assets	42	(225)
Accounts payable	187	(40)
Operating lease liabilities	(226)	(295)
Accrued compensation	(6,917)	(3,899)
Other accrued liabilities	29	(330)
Net cash used in operating activities	(21,430)	(3,631)

INVESTING ACTIVITIES
Purchases of property and equipment	(402)	(750)
Net cash used in investing activities	(402)	(750)

FINANCING ACTIVITIES
Payment of common stock offering costs	—	(336)
Proceeds from exercise of common stock options	399	991
Payment of employees’ taxes on vested restricted stock units	(56)	—
Proceeds from contributions to the employee stock purchase plan	897	855
Repayment of principal portion of finance lease liabilities	(24)	—
Net cash provided by financing activities	1,216	1,510

NET CHANGE IN CASH AND CASH EQUIVALENTS	(20,616)	(2,871)
Beginning of period	329,633	409,852
End of period	$309,017	$406,981

CASTLE BIOSCIENCES, INC.
Reconciliation of Non-GAAP Financial Measures (UNAUDITED)
The table below presents the reconciliation of adjusted revenue and adjusted gross margin, which are non-GAAP measures. See "Use of Non-GAAP Financial Measures (UNAUDITED)" above for further information regarding the Company's use of non-GAAP financial measures.

	Three Months Ended March 31,
	2022	2021
(in thousands)
Adjusted revenue
Net revenues (GAAP)	$26,852	$22,813
Revenue associated with test reports delivered in prior periods	(602)	(5,335)
Adjusted revenue (Non-GAAP)	$26,250	$17,478

Adjusted gross margin
Gross margin (GAAP)[1]	$19,260	$19,785
Amortization of acquired intangible assets	1,648	—
Revenue associated with test reports delivered in prior periods	(602)	(5,335)
Adjusted gross margin (Non-GAAP)	$20,306	$14,450

Gross margin percentage (GAAP)[2]	71.7%	86.7%
Adjusted gross margin percentage (Non-GAAP)[3]	77.4%	82.7%
________________________
1.Calculated as net revenues (GAAP) less the sum of cost of sales (exclusive of amortization of acquired intangible assets) and amortization of acquired intangible assets.
2.Calculated as gross margin (GAAP) divided by net revenues (GAAP).
3.Calculated as adjusted gross margin (Non-GAAP) divided by adjusted revenue (Non-GAAP).

The table below presents the reconciliation of adjusted operating cash flow, which is a non-GAAP measure. See "Use of Non-GAAP Financial Measures (UNAUDITED)" above for further information regarding the Company's use of non-GAAP financial measures.

	Three Months Ended March 31,
	2022	2021
(in thousands)
Adjusted operating cash flow
Net cash used in by operating activities (GAAP)	$(21,430)	$(3,631)
HHS provider relief funds[1]	—	(1,882)
Adjusted operating cash flow (Non-GAAP)	$(21,430)	$(5,513)
________________________
1.We received a one-time payment of $1.9 million in relief funds automatically allocated to Medicare providers under the Coronavirus Aid, Relief and Economic Security Act (CARES Act) from the U.S. Department of Health and Human Services (HHS).

The table below presents the reconciliation of adjusted EBITDA, which is a non-GAAP measure. See "Use of Non-GAAP Financial Measures (UNAUDITED)" above for further information regarding the Company's use of non-GAAP financial measures.

	Three Months Ended March 31,
	2022	2021
(in thousands)
Adjusted EBITDA
Net loss	$(24,623)	$(4,280)
Interest expense	3	—
Depreciation and amortization expense	2,151	233
Income tax expense	134	—
Stock compensation expense	8,419	4,913
Change in fair value of contingent consideration	2,562	—
Adjusted EBITDA (Non-GAAP)	$(11,354)	$866